Exhibit 99.3

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES CONSENSUAL RESTRUCTURING AGREEMENT REACHED BETWEEN SECURED AND UNSECURED LENDERS, ESTABLISHING LITIGATION TRUST FOR CREDITORS TO PURSUE CLAIMS AGAINST NOBLE CORPORATION

AGREEMENT CLEARS PATH TO JUNE CONFIRMATION

•                  Term Lenders and Revolver Lenders to receive pro rata shares of $410 million in cash, 50% of new common equity, and new term debt of $85 million

•                  Unsecured Noteholders to receive $105 million in cash and 50% of new common equity

•                  No settlement with Noble Corporation; $10 million litigation trust established; proceeds beyond $10 million to be split 75% to Unsecured Noteholders and 25% to Secured Lenders

•                  Paragon expects confirmation in early June and emergence from chapter 11 over the summer

HOUSTON, May 2, 2017 — As a result of successful court-ordered mediation process, Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPQ) announced today that a steering committee of holders of Paragon’s Senior Secured Term Loan maturing July 2021 (the “Term Loan,” and such holders, the “Term Lenders”), a steering committee of certain lenders under Paragon’s Senior Secured Revolving Credit Agreement maturing July 2019 (the “Revolving Credit Agreement” and such lenders, the “Revolver Lenders”), and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), representing all of the company’s unsecured creditors including the holders of Paragon’s 6.75% senior unsecured notes maturing July 2022 and 7.25% senior unsecured notes maturing August 2024 (together, the “Senior Unsecured Notes,” and such holders, the “Noteholders”), have reached agreement in principle (an “Agreement”) to support a revised consensual plan of reorganization (the “Consensual Plan”) under chapter 11 of the United States Bankruptcy Code.  The Consensual Plan resolves the objections raised by the Creditors’ Committee to the Third Joint Plan of Reorganization filed by Paragon on February 7, 2017 and the Fourth Joint Plan of Reorganization (the “Fourth Plan”) filed on April 21, 2017.

Dean E. Taylor, President and Chief Executive Officer, said, “This agreement is a tremendous step forward in Paragon’s plan to emerge from chapter 11, clearing the path to an early June 2017 confirmation hearing that will be uncontested by any of Paragon’s key creditor groups.   We are immensely pleased that our secured and unsecured lenders could find common ground.  The company also contributed to the solution through its abandonment of the Noble settlement agreement and subsequent contribution of additional cash for distribution.  We look forward to presenting the good news to our customers and returning our focus to securing new business and continuing to provide Safe, Reliable, and Efficient service both to those customers that stood with us during these protracted proceedings, and to those that we will have the privilege to serve in the future.”

Terms of the Revised Plan

Under the Consensual Plan, as with the previous plan, approximately $2.4 billion of previously existing debt will be eliminated in exchange for a combination of cash and to-be-issued new equity.  The current debt consists of:

•                  An aggregate principal amount of approximately $642 million related to claims by the Term Lenders;

•                  An aggregate principal amount of approximately $756 million related to claims by the Revolver Lenders; and

•                  An aggregate principal amount of approximately $1.0 billion related to claims by the Noteholders.

If confirmed, the Term Lenders and Revolver Lenders (collectively, the “Secured Lenders”) will receive their pro rata share of $410 million in cash and 50% of the new, to-be-issued common equity, subject to dilution.  The Noteholders will receive $105 million in cash and an estimated 50% of the new, to-be-issued common equity, subject to dilution.  The secured lenders and unsecured lenders will respectively appoint three members of a new board of directors to be constituted upon emergence and will agree on a candidate for Chief Executive Officer who will serve as the seventh member of the Board.  As with the Fourth Plan, existing equity will be deemed valueless through an administration of the company in the United Kingdom and current shareholders are not expected to have any recovery.  Both the U.S. Trustee and the court have declined to appoint an equity committee in the Paragon cases.

Certain other elements of the Consensual Plan remain unchanged and include:

•                  The Secured Lenders shall be allocated new senior secured first lien debt in the original aggregate principal amount of $85 million maturing in 2022 (the “New Debt”).  Interest on the New Debt will be LIBOR + 6%, payable quarterly in-kind or in cash at the company’s discretion with a minimum of 1% of interest to be paid in cash.  The New Debt will contain customary affirmative covenants, restrictions on dividends or equity repurchases, and restrictions on additional incurrence of secured indebtedness, notwithstanding the ability to refinance the Prospector sale leaseback arrangement.  There will be no prepayment restrictions or penalties.

•                  The New Debt will permit the company to obtain up to an aggregate face amount of $35 million in letters of credit senior to the New Debt.  Existing letters of credit will remain in place.

•                  The sale-leaseback arrangement for the Prospector rigs remains in place.

The Noble Litigation

Under the Fourth Plan, Paragon agreed to abandon the previously disclosed settlement agreement (the “Noble Settlement”) between Paragon and Noble Corporation (“Noble”) (NYSE: NE) and, on April 21, 2017, Noble formally terminated the Noble Settlement.  Paragon believes its Consensual Plan will allow the company to forgo the tax bonding support that would have been provided under the Noble Settlement.  By abandoning the Noble Settlement, Paragon’s creditors are empowered to pursue litigation against Noble through the establishment of a litigation trust (the “Litigation Trust”).   Paragon will fund the Litigation Trust with a loan of up to $10 million (the “Litigation Loan Amount”).  Under the Consensual Plan, the first $10 million of proceeds from the litigation against Noble will be applied to repay the Litigation Loan Amount, and any balance of the first $10 million of proceeds will be shared 50%/50% between the Noteholders and Secured Creditors.  Any amounts above the first $10 million of proceeds will be split in a ratio of 75%/25% in favor of the Noteholders.

Liquidity at Emergence

Under the Consensual Plan, the company expects to emerge from chapter 11 with approximately $160 million in cash.  The company identified additional cost savings during the mediation process and is contributing these additional savings to the settlement.  The largest component of these savings is the avoidance of significant advisory and legal fees associated with a contested confirmation hearing.   Other components of cost savings include both operational and administrative changes and efficiencies that the company expects to recognize. The company believes that the available cash at emergence will provide adequate liquidity under the Consensual Plan.

Anticipated Process and Schedule

Paragon has developed and filed a new disclosure statement and is seeking court approval of the new disclosure statement.  Upon receiving court approval, the company expects to enter a solicitation period immediately, during which impaired creditor classes will have the opportunity to vote on the Consensual Plan.  Previously, the court scheduled a confirmation hearing for the week of June 5th.  The company expects to be able to keep substantially the same confirmation schedule under the Consensual Plan.

Additional Information

Details of the agreements described herein and copies of the Amended Plan and Disclosure Statement Supplement can be found in the Current Report on Form 8-K that the company expects to file.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Creditors’ Committee and Ducera Partners LCC is serving as financial advisor.  Simpson Thacher & Bartlett LLP is serving as legal counsel to the Revolver Agent and PJT Partners is serving as financial advisor.  Freshfields Bruckhaus Deringer LLP is serving as legal counsel to the Term Loan Agent and FTI Consulting, Inc. is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding any agreements reached between debtholders, including the Agreement and its description, Paragon’s business plan, Paragon’s ability to obtain approval of the Consensual Plan, its ability to implement the proposed transaction set forth under the Consensual Plan, the Litigation Trust’s potential litigation against Noble, Paragon’s capital structure and competitive position following emergence from bankruptcy, the bankruptcy process including timing and steps, and implications for shareholders, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2016, Paragon’s most recently filed report on Form 10-Q, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and one semisubmersibles.  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom

& Media:	Senior Vice President & Interim Chief Financial Officer

+1.832.783.4040